EXHIBIT 99.1

FOR IMMEDIATE RELEASE


                    CONCURRENT COMPUTER CORPORATION ANNOUNCES
                THIRD QUARTER FISCAL YEAR 2007 FINANCIAL RESULTS

                        Bottom-line and Margins Improve


ATLANTA, GEORGIA, MAY 4, 2007 - Concurrent (Nasdaq: CCUR), a worldwide leader of on-demand technology and real-time computing technology, today announced its results for the third quarter of its fiscal year ended March 31, 2007.

The Company had an increase in cash of $0.4 million during the quarter, ending the quarter with a cash balance of $8.8 million. The Company improved its net loss for the third quarter of fiscal 2007 to $3.1 million, or a loss of $0.04 per fully diluted share, compared to a net loss of $3.5 million, or a loss of $0.05 per fully diluted share, in the second quarter of fiscal 2007. The Company also improved consolidated gross margins for the third quarter of fiscal 2007 to 49% compared to 43% in the second quarter of fiscal 2007. The increased gross margins were the result of increased software sales for the on-demand business and improved service gross margins.

These bottom-line results were accomplished with company-wide revenue of $16.1 million in the third quarter of fiscal 2007 compared to $17.1 million in the second quarter of fiscal 2007, a decrease of 5.8%. Revenue from Concurrent's On-Demand product line totaled $10.3 million for the third quarter of fiscal 2007 compared to $10.9 million in the second quarter of fiscal 2007, a decrease of 5.5%. Revenue from the company's Real-Time product line totaled $5.8 million for the third quarter of fiscal 2007 compared to $6.2 million in the second quarter of fiscal 2007, a decrease of 6.3%.

"We made good improvement in our financial metrics with the exception of revenue. Our On-Demand revenue was down slightly from the previous quarter due largely to a late change of terms in an Everstream contract which negatively impacted the revenue in the quarter. In our Real-Time business we made significant progress toward closing orders for our real-time operating systems software involving major financial institutions, but revenue from those products was minimal in the quarter," stated Gary Trimm, Concurrent's president & chief executive officer. "Cash and margins both improved and operating expenses continued a downward trend. We see a strong demand for our On-Demand products for the next few quarter as the Media Hawk 4500, our new back-office system and Everstream products demonstrate their value and add new capabilities for customers. We feel that the market is driven by the need for higher content ingest and the associated increase in storage and streaming as VOD continues to grow in importance for the operators. Along with this, comes the need for advanced reporting, analysis and advertising measurement which bodes well for our growing Everstream business. With recent wins, we estimate that Everstream will cover approximately 85% of U.S. subscribers."

For More Information Contact:
-----------------------------
Concurrent - Kirk Somers - Investor Relations & General Counsel - (678) 258-4000

Concurrent Computer Corporation will hold a conference call to discuss these results on Friday, May 4, 2007 at 10:00 a.m. E.D.T., which will be broadcast live over the Internet on the company's web page at www.ccur.com, Investor
                                                          ------------
Relations page.


ABOUT CONCURRENT
Concurrent (NASDAQ: CCUR) is a leading provider of high-performance, real-time Linux software and solutions for commercial and government markets. For 40 years Concurrent's best-of-breed products have enabled a range of time-critical solutions including: modeling and simulation, high speed data acquisition, visual imaging, low latency transaction processing and on-demand television. Concurrent's on-demand television applications are utilized by major service providers in the cable and IPTV industries to deliver video-on-demand (VOD) and, through subsidiary company Everstream, provide performance measurement systems for interactive media. Concurrent is a global company with regional offices in North America, Europe, Asia and Australia, and has products actively deployed in more than 24 countries. Concurrent's products and services are recognized for being uniquely flexible, comprehensive, robust and reliable. For more information, please visit www.ccur.com.
                             ------------

Certain statements made or incorporated by reference in this release may constitute "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as our expectations, beliefs, plans, estimates, or projections relating to the future, are forward-looking statements within the meaning of these laws. Examples of forward looking statements in this press release include, without limitation, our expectation with respect to the demand for our On-Demand and Everstream products. All forward-looking statements are subject to certain risks and uncertainties that could cause actual events to differ materially from those projected.

The risks and uncertainties which could affect our financial condition or results of operations include, without limitation: our ability to keep our customers satisfied; delays or cancellations of customer orders; changes in product demand; economic conditions; our ability to satisfy the financial covenants in the credit agreement; various inventory risks due to changes in market conditions; uncertainties relating to the

For More Information Contact:
-----------------------------
Concurrent - Kirk Somers - Investor Relations & General Counsel - (678) 258-4000 development and ownership of intellectual property; uncertainties relating to our ability and the ability of other companies to enforce their intellectual property rights; the pricing and availability of equipment, materials and inventories; the concentration of our customers; failure to effectively manage change; delays in testing and introductions of new products; rapid technology changes; system errors or failures; reliance on a limited number of suppliers; uncertainties associated with international business activities, including foreign regulations, trade controls, taxes, and currency fluctuations; the impact of competition on the pricing of VOD products; failure to effectively service the installed base; the entry of new well-capitalized competitors into our markets; the success of new On-Demand and Real-Time products; the availability of Linux software in light of issues raised by SCO Group; capital spending patterns by a limited customer base; privacy issues regarding data collection; the success of our relationship with Alcatel and Novell; and the availability of debt or equity financing to support our liquidity needs if cash flow does not improve.

Other important risk factors are discussed in our Form 10-K filed with the Securities and Exchange Commission (the SEC) on September 1, 2006 and our Form 10-Q for the second quarter of 2007 filed with the SEC on February 9, 2007 and may be discussed in subsequent filings with the SEC. The risk factors discussed in such Form 10-K and Form 10-Q under the heading "Risk Factors" are specifically incorporated by reference in this press release. Our forward-looking statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information, or otherwise.

Concurrent Computer Corporation, its logo and Everstream and it's logo are registered trademarks of Concurrent Computer Corporation. All other Concurrent product names are trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners. Linux(R) is used pursuant to a sublicense from the Linux Mark Institute.

#  #  #

Note to Editors: For additional company or product information from Concurrent, please contact Concurrent, 4375 River Green Parkway, Suite 100, Duluth, GA
30096. Call toll free in the U.S. and Canada at (877) 978-7363, fax (678) 258-4199. Readers can also access information through the company's Web site at www.ccur.com.



For More Information Contact:
-----------------------------
Concurrent - Kirk Somers - Investor Relations & General Counsel - (678) 258-4000

                                       CONCURRENT COMPUTER CORPORATION
                         CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                                    (IN THOUSANDS EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED MARCH 31,    NINE MONTHS ENDED MARCH 31,
                                              ------------------------------  ------------------------------
                                                   2007            2006            2007            2006
                                              --------------  --------------  --------------  --------------
Revenues:
  Product                                     $      10,492   $      15,133   $      31,509   $      38,826
  Service                                             5,656           5,500          16,554          16,870
                                              --------------  --------------  --------------  --------------
    Total revenues                                   16,148          20,633          48,063          55,696

Cost of sales:
  Product                                             5,788           7,456          17,974          18,908
  Service                                             2,487           2,944           7,847           8,544
                                              --------------  --------------  --------------  --------------
    Total cost of sales                               8,275          10,400          25,821          27,452
                                              --------------  --------------  --------------  --------------

Gross margin                                          7,873          10,233          22,242          28,244

Operating expenses:
  Sales and marketing                                 3,539           4,053          11,985          12,415
  Research and development                            4,587           4,852          13,346          14,090
  General and administrative                          2,506           2,395           7,751           7,297
                                              --------------  --------------  --------------  --------------
    Total operating expenses                         10,632          11,300          33,082          33,802
                                              --------------  --------------  --------------  --------------

Operating loss                                       (2,759)         (1,067)        (10,840)         (5,558)

Other income (expense)                                   (7)             33            (158)            810
                                              --------------  --------------  --------------  --------------
Loss before income taxes                             (2,766)         (1,034)        (10,998)         (4,748)

Provision for income taxes                              310              14             461              87
                                              --------------  --------------  --------------  --------------
Net loss                                      $      (3,076)  $      (1,048)  $     (11,459)  $      (4,835)
                                              ==============  ==============  ==============  ==============
Basic net loss per share                      $       (0.04)  $       (0.01)  $       (0.16)  $       (0.07)
                                              ==============  ==============  ==============  ==============
Diluted net loss per share                    $       (0.04)  $       (0.01)  $       (0.16)  $       (0.07)
                                              ==============  ==============  ==============  ==============
Basic weighted average shares outstanding            71,646          71,373          71,593          68,153
                                              ==============  ==============  ==============  ==============
Diluted weighted average shares outstanding          71,646          71,373          71,593          68,153
                                              ==============  ==============  ==============  ==============

                             CONCURRENT COMPUTER CORPORATION
                          CONDENSED CONSOLIDATED BALANCE SHEETS
                                     (IN THOUSANDS)

                                                 MARCH 31,     DECEMBER 31,    JUNE 30,
                                                    2007           2006          2006
                                                (UNAUDITED)    (UNAUDITED)
                                                ------------  --------------  ----------
ASSETS
  Cash and cash equivalents                     $     8,750   $       8,335   $  14,423
  Trade accounts receivable, net                     14,427          14,439      15,111
  Inventories                                         4,587           5,617       6,164
  Prepaid expenses and other current assets           1,921           1,857       1,578
                                                ------------  --------------  ----------
    Total current assets                             29,685          30,248      37,276

  Property, plant and equipment, net                  4,893           5,320       6,015
  Intangible assets, net                              7,971           8,243       8,787
  Goodwill                                           15,560          15,560      15,560
  Other long-term assets                                908             921       1,120
                                                ------------  --------------  ----------
Total assets                                    $    59,017   $      60,292   $  68,758
                                                ============  ==============  ==========

LIABILITIES
  Accounts payable and accrued expenses         $    12,873   $      12,087   $  11,581
  Revolving bank line of credit                       1,077           1,077           -
  Notes payable to bank, current portion                  -               -       1,034
  Short term note payable                                71             281           -
  Deferred revenue                                    7,708           6,700       7,277
                                                ------------  --------------  ----------
    Total current liabilities                        21,729          20,145      19,892

  Long-term deferred revenue                            911           1,115       1,602
  Notes payable to bank, less current portion             -               -         549
  Other long-term liabilities                         3,184           3,086       2,941
                                                ------------  --------------  ----------
    Total liabilities                                25,824          24,346      24,984


STOCKHOLDERS' EQUITY
  Common stock                                          717             717         716
  Additional paid-in capital                        190,091         189,893     189,409
  Accumulated deficit                              (157,259)       (154,183)   (145,800)
  Treasury stock, at cost                                 -             (30)        (13)
  Accumulated other comprehensive loss                 (356)           (451)       (538)
                                                ------------  --------------  ----------
    Total stockholders' equity                       33,193          35,946      43,774
                                                ------------  --------------  ----------

Total liabilities and stockholders' equity      $    59,017   $      60,292   $  68,758
                                                ============  ==============  ==========